AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 4, 1998

                                                REGISTRATION NO. 333-61697
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                           KORN/FERRY INTERNATIONAL
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

           CALIFORNIA                             7361                            95-2623879
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                       1800 CENTURY PARK EAST, SUITE 900
                         LOS ANGELES, CALIFORNIA 90067
                                (310) 552-1834
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                                 PETER L. DUNN
                       1800 CENTURY PARK EAST, SUITE 900
                         LOS ANGELES, CALIFORNIA 90067
                                (310) 843-4100
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

             JAMES R. UKROPINA, ESQ.                            ALISON S. RESSLER, ESQ.
              O'MELVENY & MYERS LLP                               SULLIVAN & CROMWELL
        400 SOUTH HOPE STREET, SUITE 1500                        1888 CENTURY PARK EAST
          LOS ANGELES, CALIFORNIA 90071                      LOS ANGELES, CALIFORNIA 90067
                  (213) 430-6000                                     (310) 712-6600

                                ---------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                                ---------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]


                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

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

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the expenses, other than underwriting discounts and commissions, payable by the Company in connection with the issuance and distribution of the Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the NYSE listing fee.

   Securities and Exchange Commission registration fee................. $67,850
   NASD filing fee.....................................................  23,500
   NYSE listing fee....................................................      *
   Accounting fees and expenses........................................      *
   Legal fees and expenses.............................................      *
   Blue Sky qualification fees and expenses............................      *
   Printing and engraving expenses.....................................      *
   Transfer agent and registrar fees...................................      *
   Miscellaneous.......................................................      *
                                                                        -------
     Total............................................................. $    *
                                                                        =======

--------
* To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company has adopted provisions in its Amended and Restated Articles of Incorporation that limit the liability of directors in certain instances. As permitted by the California General Corporation Law ("CGCL"), directors will not be liable to the Company for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. Such limitation does not affect liability for any breach of a director's duty to the Company or its shareholders (i) with respect to approval by the director of any transaction from which he derives an improper personal benefit, (ii) with respect to acts or omissions involving an absence of good faith, that he believes to be contrary to the best interests of the Company or its shareholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern of inattention that amounts to an abdication of his duty to the Company or its shareholders, or that show a reckless disregard for his duty to the Company or its shareholders in circumstances in which he was, or should have been, aware, in the ordinary course of performing his duties, of a risk of serious injury to the Company or its shareholders, or (iii) based on transactions between the Company and its directors or another corporation with interrelated directors or on improper distributions, loans or guarantees under applicable sections of the CGCL. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission, although in certain circumstances equitable relief may not be available as a practical matter. The limitation may relieve the directors of monetary liability to the Company for grossly negligent conduct. No claim or litigation is currently pending against the Company's directors that would be affected by the limitations of liability.

  The Company's Amended and Restated Bylaws (the "Bylaws"), as amended, provide for the indemnification of directors and executive officers from any threatened, pending or completed action, suit or proceeding, whether formal or informal, by reason of their current or past service to the Company, and the reimbursement of any and all costs incurred by any such director or executive officer in regards thereto. The Bylaws also provide for the indemnification by the Company of any director of the Company, for any monetary damages arising from the imposition of joint and several liability upon such director for actions taken by other directors of the Company, except as not permitted by the CGCL.

  The Company has entered, or plans to enter, into agreements (the "Indemnification Agreements") with each of the directors and executive officers of the Company pursuant to which the Company has agreed to indemnify such director or executive officer from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by such director or executive officer in or arising out of such person's capacity as a director or executive officer of the Company or any other corporation of which such person is a director at the request of the Company to the maximum extent provided by applicable law. In addition, such director or executive officer is entitled to an advance of expenses to the maximum extent authorized or permitted by law.

  To the extent that the Board of Directors or the shareholders of the Company may in the future wish to limit or repeal the ability of the Company to provide indemnification as set forth in the Articles, such repeal or limitation may not be effective as to directors and executive officers who are parties to the Indemnification Agreements, because their rights to full protection would be contractually assured by the Indemnification Agreements. It is anticipated that similar contracts may be entered into, from time to time, with future directors of the Company.

  The Form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Company and its directors and officers for certain liabilities arising under the Securities Act of 1933 (the "Securities Act") or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Set forth below is certain information concerning all sales of securities by the Company during the past three years that were not registered under the Securities Act.

  During the three years preceding the filing of this Registration Statement, the Registrant sold shares of Common Stock to its officers without registration under the Securities Act. Exemption from registration under the Securities Act for these sales is claimed under Rule 701 promulgated under
Section 3(b) of the Securities Act, Regulation D promulgated under Section 4(2) of the Securities Act and Regulation S under the Securities Act. Each recipient of such securities represented in each transaction such recipient's intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions.

  Under the Registrant's Executive Participation Program (the "EPP"), the Registrant offered shares of Common Stock from the EPP's inception through January 31, 1996 at a purchase price equal to the book value of such share as of the end of the fiscal year immediately preceding such sale. During the three years preceding the filing of this Registration Statement, the following sales were made to officers pursuant to such annual offers: 20,072 shares on September 1, 1995, October 6, 1995, November 15, 1995 and January 15, 1996, respectively, each for an aggregate of $39,993; 18,372 shares on January 1, 1996 for an aggregate of $36,606; 99,840 shares on April 16, 1996 for an aggregate of $198,931; 241,644 shares on May 1, 1996 for an aggregate of $546,115; 97,336 shares on July 1, 1996 for an aggregate of $219,979; 60,224 shares on November 1, 1996 for an aggregate of $119,996; 17,696 shares on April 1, 1997 for an aggregate of $39,993; 76,920 shares on May 1, 1997 for an aggregate of $199,992; 30,768 shares on June 1, 1997 for an aggregate of $79,997; 30,768 shares on July 1, 1997 for an aggregate of $79,997; 15,384 shares on August 1, 1997, April 1, 1998, and April 30, 1998, respectively, each for an aggregate of $39,998; and 62,524 shares on August 1, 1998 for an aggregate of $174,286.

  Since the beginning of the fiscal quarter ended January 31, 1996, the Registrant has offered and sold shares of Common Stock quarterly to officers under the EPP at a purchase price equal to the book value of such share determined as a ratio of the book value as of the end of the fiscal year immediately preceding such sale and the book value as of the end of the fiscal year immediately following such sale, which ratio reflected the date during the fiscal year on which such sale was made. The Company has made the following quarterly offers and sales: For the fiscal quarter ended January 31, 1996, the Company sold an aggregate of 58,752 shares for an aggregate purchase price of $124,995. For the fiscal quarter ended April 30, 1996, the Company sold an aggregate of 57,012 shares for an aggregate purchase price of $124,999. For the fiscal quarter ended July 31, 1996, the Company sold an aggregate of 1,789,728 shares for an aggregate purchase price of $4,044,785. For the fiscal quarter ended October 31, 1996, the Company sold an aggregate of 351,800 shares for an aggregate purchase price of $824,971.

  For the fiscal quarter ended January 31, 1997, the Company sold an aggregate of 111,504 shares for an aggregate purchase price of $270,955. For the fiscal quarter ended April 30, 1997, the Company sold an aggregate of 387,736 shares for an aggregate purchase price of $975,156. For the fiscal quarter ended
July 31, 1997, the Company sold an aggregate of 1,519,220 shares for an aggregate purchase price of $3,949,972. For the fiscal quarter ended October 31, 1997, the Company sold an aggregate of 330,492 shares for an aggregate purchase price of $874,978.

  For the fiscal quarter ended January 31, 1998, the Company sold an aggregate of 371,040 shares for an aggregate purchase price of $999,953. For the fiscal quarter ended April 30, 1998, the Company sold an aggregate of 766,416 shares for an aggregate purchase price of $2,099,980. For the fiscal quarter ended July 31, 1998, the Company sold an aggregate of 2,215,104 shares for an aggregate purchase price of $6,174,602. For the fiscal quarter ended October 31, 1998 (through August 14), the Company sold an aggregate of 159,408 shares for an aggregate purchase price of $1,749,901.

  As of August 1, 1998, the Company issued 1,521,240 shares of Common Stock upon conversion of 380,310 phantom stock units and stock appreciation rights in connection with the termination of the Company's Phantom Stock Plan and Amended and Restated Stock Right Plan. Exemption from registration under the Securities Act for this issuance is claimed under Section 3(a)(9) of the Securities Act.

  On August 11, 1998, the Company sold 105,728 shares of its Common Stock for an aggregate purchase price of $294,717 upon exercise by Didier Vuchot & Associates executives of their put option received in connection with the Company's acquisition of that firm in June 1998. Exemption from registration under the Securities Act for this issuance is claimed under Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) EXHIBITS.

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
  1.1*   Form of Underwriting Agreement
  3.1*   Amended and Restated Articles of Incorporation of the Company
  3.2*   Amended and Restated Bylaws of the Company
  4.1*   Specimen Common Stock certificate
  5.1*   Opinion of O'Melveny & Myers LLP
 10.1*   Form of Indemnification Agreement between the Company and each of its executive officers and directors
 10.2    Performance Award Plan
 10.3    Form of U.S. and International Worldwide Executive Benefit Retirement Plan
 10.4    Form of U.S. and International Worldwide Executive Benefit Life
          Insurance Plan
 10.5    Worldwide Executive Benefit Disability Plan (in the form of Long-Term
          Disability Insurance Policy)
 10.6    Form of U.S. and International Enhanced Executive Benefit and Wealth
          Accumulation Plan
 10.7    Form of U.S. and International Senior Executive Incentive Plan
 10.8    Executive Salary Continuation Plan
 10.9    Form of Stock Repurchase Agreement
 10.10   Form of Amended and Restated Stock Repurchase Agreement
 10.11   Form of Standard Employment Agreement
 10.12   Form of Deferred Compensation Election Form for Fiscal 1998
 10.13   Stock Purchase Agreement between the Company, bill gross' idealab!,
          Mr. Singh and Korn/Ferry International Futurestep, Inc. dated
          December 1, 1997
 10.14   Shareholders Agreement between the Company, bill gross' idealab!, Mr.
          Singh and Korn/Ferry International Futurestep, Inc. dated December 1, 1997
 10.15   Employment Agreement between Mr. Singh and Korn/Ferry International
          Futurestep, Inc. dated December 1, 1997
 10.16   KFI/Singh Agreement between the Company and Mr. Singh dated December 1, 1997
 10.17   Stock Repurchase Agreement between the Company and Mr. Singh dated
          December 1, 1997
 10.18   License Agreement between Self Discovery Dynamics LLC and Korn/Ferry
          International Futurestep, Inc. dated May 15, 1998
 10.19*  Trademark License and Promotion Agreement between Dow Jones & Company, the Company and Korn/Ferry International Futurestep, Inc. dated June 8, 1998
 10.20   Stock Purchase Agreement between the Company, Mr. Ferry, Henry B.
          Turner and Peter W. Mullin (as trustees of the Richard M. Ferry and
          Maude M. Ferry 1972 Children's Trust), the California Community
          Foundation and Richard M. Ferry Co-trustees, and the California
          Community Foundation dated June 2, 1995
 10.21*  Purchase Agreement dated December 31, 1994 between the Company and the parties named therein
 10.22   Revolving Line Agreement dated January 31, 1997 between the Company and Mellon 1st Business Bank, as successor to 1st Business Bank, as amended June 19, 1998
 10.23   Revolving Credit and Term Loan Agreement dated January 31, 1997 between the Company and Mellon 1st Business Bank, as successor to 1st
          Business Bank

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
 10.24   Promissory Note executed by the Company dated January 28, 1998 as co-
          obligor payable to Mellon 1st Business Bank, as successor to 1st
          Business Bank
 10.25*  Form of Additional Redemption Agreement
 10.26   Amended and Restated Stock Right Plan
 10.27   Form of U.S. and Foreign Executive Participation Program
 10.28   Form of Supplemental Executive Equity Participation Program
 10.29   Phantom Stock Plan
 10.30*  Form of Termination and Conversion Agreement for Stock Right Plan
 10.31*  Form of Termination and Conversion Agreement for Phantom Stock Plan
 21.1*   Subsidiaries of the Company
 23.1**  Consent of Arthur Andersen LLP
 23.3*   Consent of O'Melveny & Myers LLP (included in Exhibit 5.1)
 24.1**  Power of Attorney (contained on page II-6)
 27.1**  Financial Data Schedule

--------
 * To be filed by amendment

**  Previously filed.

  (b) FINANCIAL STATEMENT SCHEDULES

  Schedule II--Korn/Ferry International Allowance for Doubtful Accounts

ITEM 17. UNDERTAKINGS

  (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

  (c) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

    (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on September 4, 1998.

                                          KORN/FERRY INTERNATIONAL

                                          By:  /s/ Elizabeth S.C.S. Murray
                                             ----------------------------------
                                                  Elizabeth S.C.S. Murray
                                                Chief Financial Officer and
                                                  Executive Vice President


  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                   DATE
             ---------                           -----                   ----

                 *                   Chair of the Board             September 4, 1998
____________________________________
          Richard M. Ferry

                 *                   President, Chief Executive     September 4, 1998
____________________________________  Officer and Director
        Michael D. Boxberger

   /s/  Elizabeth S.C.S. Murray      Chief Financial Officer and    September 4, 1998
____________________________________  Executive Vice President
      Elizabeth S.C.S. Murray

       /s/ Donald E. Jordan          Vice President of Finance      September 4, 1998
____________________________________  (Principal Accounting
          Donald E. Jordan            Officer)

                 *                   Director                       September 4, 1998
____________________________________
        Paul Buchanan-Barrow

        /s/ Peter L. Dunn            Director                       September 4, 1998
____________________________________
           Peter L. Dunn

                 *                   Director                       September 4, 1998
____________________________________
          Timothy K. Friar

                 *                   Director                       September 4, 1998
____________________________________
         Sakie T. Fukushima

                 *                   Director                       September 4, 1998
____________________________________
             Hans Jorda

                 *                   Director                       September 4, 1998
____________________________________
          Scott E. Kingdom

             SIGNATURE                           TITLE                   DATE
             ---------                           -----                   ----

                 *                             Director             September 4, 1998
____________________________________
          Young Kuan-Sing

                 *                             Director             September 4, 1998
____________________________________
           Raimondo Nider

                 *                             Director             September 4, 1998
____________________________________
      Manuel A. Papayanopulos

                 *                             Director             September 4, 1998
____________________________________
          Windle B. Priem

                 *                             Director             September 4, 1998
____________________________________
         Michael A. Wellman

* By /s/ Peter L. Dunn
  _______________________
      Peter L. Dunn
     Attorney-in-Fact

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
  1.1*   Form of Underwriting Agreement
  3.1*   Amended and Restated Articles of Incorporation of the Company
  3.2*   Amended and Restated Bylaws of the Company
  4.1*   Specimen Common Stock certificate
  5.1*   Opinion of O'Melveny & Myers LLP
 10.1*   Form of Indemnification Agreement between the Company and each of its executive officers and directors
 10.2    Performance Award Plan
 10.3    Form of U.S. and International Worldwide Executive Benefit Retirement
         Plan
 10.4    Form of U.S. and International Worldwide Executive Benefit Life
         Insurance Plan
 10.5    Worldwide Executive Benefit Disability Plan (in the form of Long-Term
         Disability Insurance Policy)
 10.6    Form of U.S. and International Enhanced Executive Benefit and Wealth
         Accumulation Plan
 10.7    Form of U.S. and International Senior Executive Incentive Plan
 10.8    Executive Salary Continuation Plan
 10.9    Form of Stock Repurchase Agreement
 10.10   Form of Amended and Restated Stock Repurchase Agreement
 10.11   Form of Standard Employment Agreement
 10.12   Form of Deferred Compensation Election Form for Fiscal 1998
 10.13   Stock Purchase Agreement between the Company, bill gross' idealab!,
          Mr. Singh and Korn/Ferry International Futurestep, Inc. dated
          December 1, 1997
 10.14   Shareholders Agreement between the Company, bill gross' idealab!, Mr.
          Singh and Korn/Ferry International Futurestep, Inc. dated December 1, 1997
 10.15   Employment Agreement between Mr. Singh and Korn/Ferry International
          Futurestep, Inc. dated December 1, 1997
 10.16   KFI/Singh Agreement between the Company and Mr. Singh dated December 1, 1997
 10.17   Stock Repurchase Agreement between the Company and Mr. Singh dated
          December 1, 1997
 10.18   License Agreement between Self Discovery Dynamics LLC and Korn/Ferry
          International Futurestep, Inc. dated May 15, 1998
 10.19*  Trademark License and Promotion Agreement between Dow Jones & Company, the Company and Korn/Ferry International Futurestep, Inc. dated June 8, 1998
 10.20   Stock Purchase Agreement between the Company, Mr. Ferry, Henry B. Turner and Peter W. Mullin (as trustees of the Richard M. Ferry and
          Maude M. Ferry 1972 Children's Trust), the California Community
          Foundation and Richard M. Ferry Co-trustees, and the California
          Community Foundation dated June 2, 1995
 10.21*  Purchase Agreement dated December 31, 1994 between the Company and the parties named therein

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
 10.22   Revolving Line Agreement dated January 31, 1997 between the Company and Mellon 1st Business Bank, as successor to 1st Business Bank, as amended June 19, 1998
 10.23   Revolving Credit and Term Loan Agreement dated January 31, 1997 between the Company and Mellon 1st Business Bank, as successor to 1st
          Business Bank
 10.24   Promissory Note executed by the Company dated January 28, 1998 as co-
          obligor payable to Mellon 1st Business Bank, as successor to 1st
          Business Bank
 10.25*  Form of Additional Redemption Agreement
 10.26   Amended and Restated Stock Right Plan
 10.27   Form of U.S. and Foreign Executive Participation Program
 10.28   Form of Supplemental Executive Equity Participation Program
 10.29   Phantom Stock Plan
 10.30*  Form of Termination and Conversion Agreement for Stock Right Plan
 10.31*  Form of Termination and Conversion Agreement for Phantom Stock Plan
 21.1*   Subsidiaries of the Company
 23.1**  Consent of Arthur Andersen LLP
 23.3*   Consent of O'Melveny & Myers LLP (included in Exhibit 5.1)
 24.1**  Power of Attorney (contained on page II-6)
 27.1**  Financial Data Schedule

--------
 * To be filed by amendment

** Previously filed.